Exhibit (23)(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman Value Fund Series, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 22 to Registration Statement No. 333-20621 on Form N-1A of our report dated February 27, 2009, relating to the financial statements and financial highlights of Seligman Value Fund Series, Inc., including the Seligman Large-Cap Value Fund and the Seligman Smaller-Cap Value Fund, appearing in the Annual Report on Form N-CSR of Seligman Value Fund Series, Inc. for the year ended December 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Financial Statements” and “General Information—Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP

New York, New York

April 29, 2009